Exhibit 99.1

NeoRx Corporation Regains Compliance With Nasdaq Minimum Bid Listing Requirement

SEATTLE (February 23, 2006) — NeoRx Corporation (NASDAQ: NERX) today announced that it has received a letter from the Nasdaq Stock Market advising that the Company has regained compliance with the Nasdaq Capital Market minimum bid price requirement by maintaining a closing bid price of $1.00 per share or greater for at least 10 consecutive trading days.

On January 10, 2006, NeoRx Corporation received a notice from the Nasdaq indicating that the Company was not in compliance with Nasdaq Marketplace Rule 4310(c)(4) because the closing bid price per share for its common stock had been below $1.00 for 30 consecutive trading days. The Company was provided 180 days, or until July 10, 2006, in which to regain compliance.

About NeoRx

NeoRx is a specialty pharmaceutical company dedicated to the development and commercialization of oncology drugs that impact the lives of individuals afflicted with cancer and metastases. The Company currently is focusing its development efforts on picoplatin (NX 473), a next-generation platinum therapy that has improved safety features and is designed to overcome mechanisms of platinum-based resistance. NeoRx also is collaborating with the Scripps Florida Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors for the treatment of cancer. For more information, visit www.neorx.com.

© 2006 NeoRx Corporation. All Rights Reserved.

For Further Information:

NeoRx Corporation

Julie Rathbun

Corporate Communications

206-286-2517

jrathbun@neorx.com

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